Exhibit 99.1

Scripps reports third-quarter 2020 results
(Note: During 2019, we acquired eight television stations being divested in the Nexstar/Tribune merger on Sept. 19 and 15 television stations from Cordillera on May 1. Results for the Local Media division are presented below both as reported and on an adjusted combined basis as though all of those station acquisitions had closed on Jan. 1, 2019.)

Nov. 6, 2020

CINCINNATI -The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the third quarter of 2020. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the third quarter of 2019.

Beginning in the second quarter of 2020, Scripps’ Stitcher business was classified as discontinued operations in its consolidated financial statements. All periods have been adjusted to reflect this presentation. The Stitcher sale closed on Oct. 16.

During the third quarter, total revenue was $493 million compared to $331 million in third-quarter 2019.

Income from continuing operations was $64 million or 76 cents per share. Pre-tax costs for the quarter included $10.9 million of acquisition and related integration costs that decreased income by $8.2 million, net of taxes, or 10 cents per share. In the prior-year quarter, loss from continuing operations was $17.3 million or 22 cents per share. Pre-tax costs for the prior-year quarter included $16.7 million of acquisition and related integration costs that increased the loss from continuing operations by $12.6 million, net of taxes, or 16 cents per share.

Business highlights
•On Sept. 24, Scripps announced it will buy ION Media for $2.65 billion, combining the network with the Katz networks and Newsy to create a full-scale national television networks business. ION reaches more than 100 million homes through over-the-air and pay TV platforms and has consistently achieved annual revenue growth and EBITDA margins well above industry averages. This accretive transaction is expected to close in early 2021.
•Scripps’ 2020 Local Media political advertising revenue totaled about $265 million through Election Day, far exceeding original expectations of $196 million. Political action committee spending accounted for 50% of this total; presidential candidate spending was about 16%.
•Third-quarter Local Media retransmission revenue was $152 million, up 39% from Q3 2019 on a same-station basis. Scripps resolved a six-week blackout with Dish Network on Sept. 6, and the quarter includes a one-time Dish payment from prior periods. Scripps has now completed its major 2020 negotiations, covering 42% of its pay TV households.
•National Media revenue grew 14%, aided by strong scatter market and direct-response performance at the five Katz networks, especially Grit and Court TV, as well as solid financial results at Newsy and Triton.
•Newsy grew revenue by 30%, to $12.9 million, a near-record quarter that included $1.9 million of political advertising on programming for its growing over-the-top distribution. Newsy’s political revenue through Election Day was $4 million.
•Scripps expects 2020 company free cash flow to exceed $280 million, above the top end of its pre-pandemic guidance of $225-$250 million.

•Scripps has won a number of prestigious national journalism awards recently. KNXV in Phoenix was a repeat winner of a National Emmy Award for outstanding investigative work for its “Abuse of Force” investigative series, which led to an FBI investigation into a local police department’s use of force. In addition, Scripps stations earned six 2020 National Edward R. Murrow Awards, including for overall excellence in the large-market category for KMGH (Denver) and in the small-market category for WTVR (Richmond, Virginia).
•Scripps’ workforce continues to operate remotely with minimal impact to business continuity.

Commenting on recent business highlights, Scripps President and CEO Adam Symson said:

“Despite the lingering economic disruption, Scripps achieved record political advertising revenue, nearly 40% retransmission revenue growth, a rebound in core advertising, double-digit National Media revenue growth and a return to National division margin expansion.

“We are now on track to end the year at more than $280 million of free cash flow, or at least $3.42 of free cash flow per share, exceeding the $225-$250 million of 2020 free cash flow guidance we set out in 2019.

“We credit this performance to a recovering advertising marketplace combined with our strategies to become a stronger and more durable enterprise. Our recently announced acquisition of ION Media is another step in our systematic plan to improve the financial profile of the company and increase free cash flow, providing a clear path to debt reduction.

“None of this financial success would be possible without the commitment, focus and hard work of our dedicated Scripps team. Our journalists are serving their audiences well, despite facing hostility and physical danger this year covering protests and election events in the midst of this pandemic. Our sales executives have partnered with local and national businesses to restart the economy. We are grateful for the dedication of our employees, and we all remain firmly committed to exercising our First Amendment rights and serving our audiences and communities.”

Third-quarter operating results
Revenue was $493 million, an increase of 49% or $162 million from the prior-year quarter. That includes incremental revenue from the television stations acquired from the Nexstar transaction with Tribune on Sept. 19, totaling $50 million. Total company political revenue in the quarter was $98.3 million.

Costs and expenses for segments, shared services and corporate were $350 million, up from $287 million in the year-ago quarter, reflecting the impact of the acquisitions and higher network programming fees.

Third-quarter 2020 results by segment compared to prior-period amounts were:

Local Media - As Reported Basis
Revenue from Local Media was $404 million, up 60% from the prior-year quarter.

Retransmission revenue increased 60% to $152 million. During 2020, Scripps has renegotiated three key retransmission consent contracts covering 42% of its subscribers. In addition, on Dec. 31, 2019, the company’s agreement with Comcast reset, covering 5.5 million households.

Core advertising revenue increased 2.2% to $151 million due to the incremental revenue from the television stations acquired from the Nexstar transaction with Tribune.

Third-quarter political revenue was $96.4 million during this election year, compared to $5 million in the prior-year quarter.

Total segment expenses increased 28% to $259 million, primarily driven by increases in programming fees tied to network affiliation agreements and the impact of the television stations acquired from Nexstar/Tribune.

Segment profit was $145 million, compared to $49.7 million in the year-ago quarter.

Local Media - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for Local Media revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2019. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Adjusted combined revenue from Local Media was $404 million, up $98.5 million or 32% from the prior-year quarter. Political advertising revenue was $96.4 million in the third quarter.

Core advertising decreased 18%. Excluding the loss of major league baseball games on WPIX in New York, core was down 15%. As the COVID-19 pandemic began to impact advertising markets in mid-March, Scripps began to see ad revenue declines in its local markets. The impact was greatest in April, and the advertising markets have continued to improve since that time. The company expects advertising to continue to recover; however, it expects spending in its local markets to remain below 2019 levels through the remainder of 2020 and into 2021.

Retransmission revenue was up 39%.

Total segment expenses on an adjusted combined basis increased 1.2% but were down 1% when excluding programming expenses. In response to the weakened economic conditions created by COVID-19, the division implemented various cost-savings initiatives through general expense reductions in areas of travel, entertainment and marketing.

Adjusted combined segment profit was $145 million, compared to $49.1 million in the year-ago quarter.

National Media - As Reported Basis
Revenue from National Media was $89.4 million, up from $78.3 million in the prior-year quarter.

Expenses for National Media were $77.3 million, up from $68.6 million in the prior-year quarter, driven by higher expenses directly tied to revenue growth and contractual rate increases at Katz along with the annualization of some expenses at Court TV.

Segment profit was $12.1 million, compared to $9.7 million in the 2019 quarter, as margins have once again begun to expand.

Financial condition
On Sept. 30, cash and cash equivalents totaled $129 million while total debt was $1.9 billion.

The company made dividend payments totaling $12.4 million during the nine months ended Sept. 30, 2020, and has previously indicated it is not buying back shares.

Scripps has suspended issuing new guidance because of the economic uncertainty caused by the COVID-19 pandemic. However, in an effort to provide insights that reflect the current state of affairs and the company’s financial outlook, the third-quarter 10-Q and the earnings call remarks include details about where the company stands operationally and financially. The 10-Q, which will be filed today, includes disclosures related to the outbreak.

Year-to-date operating results
The following comparisons are for the period ending Sept. 30, 2020:

In 2020, revenue was $1.3 billion, which compares to revenue of $928 million in 2019. The 2020 period includes incremental revenue from the television stations acquired from Cordillera Communications on May 1, 2019, and from the Nexstar transaction with Tribune on Sept. 19, 2019, totaling $234 million. Political revenue was $132 million during this election year, compared to $8 million in the prior-year period.

Costs and expenses for segments, shared services and corporate were $1 billion, up from $805 million in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and the annualization of affiliate fees tied to increased distribution of Court TV.

Income from continuing operations was $39.3 million or 47 cents per share. Pre-tax costs for 2020 included $16.1 million of acquisition and related integration costs that decreased income by $12 million, net of taxes, or 15 cents per share. In the prior-year period, loss from continuing operations was $14.9 million or 19 cents per share. Pre-tax costs for the prior-year period included $23 million of acquisition and related integration costs and $1.9 million of restructuring charges that increased the loss from continuing operations by $18.7 million, net of taxes, or 23 cents per share.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (877) 336-4440 (U.S.) or (409) 207-6984 (international) and give the access code 2445354 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time Nov. 6 until midnight Nov. 20. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 2676890.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K and Form 10-Q, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is one of the nation’s leading media companies, focused on creating a better-informed world through a portfolio of news, information and entertainment brands. Scripps will become the nation’s largest television broadcaster, reaching 73% of U.S. television households through 108 stations in 76 markets, pending regulatory approval of its acquisition of ION Media. Committed to serving local audiences through objective journalism, Scripps operates 60 local TV stations in 42 markets. It is creating a national TV networks business that will include ION Media’s entertainment programming, Newsy’s straightforward headline and documentary news content and the five popular Katz broadcast networks including Bounce and Court TV. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019

Operating revenues	$493,262	$330,857	$1,266,368	$928,344
Segment, shared services and corporate expenses	(350,257)	(286,889)	(1,039,028)	(805,382)
Acquisition and related integration costs	(10,928)	(16,736)	(16,059)	(23,004)
Restructuring costs	—	(27)	—	(1,922)
Depreciation and amortization of intangible assets	(26,856)	(21,661)	(80,846)	(58,199)
Gains (losses), net on disposal of property and equipment	2,012	11	(728)	(306)
Operating expenses	(386,029)	(325,302)	(1,136,661)	(888,813)
Operating income	107,233	5,555	129,707	39,531
Interest expense	(21,387)	(26,537)	(70,184)	(53,476)
Defined benefit pension plan expense	(1,261)	(2,071)	(3,313)	(5,207)
Miscellaneous, net	1,488	2,042	1,050	1,611
Income (loss) from continuing operations before income taxes	86,073	(21,011)	57,260	(17,541)
(Provision) benefit for income taxes	(22,100)	3,677	(17,997)	2,685
Income (loss) from continuing operations, net of tax	63,973	(17,334)	39,263	(14,856)
Loss from discontinued operations, net of tax	(5,455)	(4,429)	(14,597)	(14,087)
Net income (loss)	58,518	(21,763)	24,666	(28,943)
Income attributable to noncontrolling interest	—	166	—	166
Net income (loss) attributable to shareholders of The E.W. Scripps Company	$58,518	$(21,929)	$24,666	$(29,109)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.76	$(0.22)	$0.47	$(0.19)
Loss from discontinued operations	(0.07)	(0.05)	(0.18)	(0.17)
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.69	$(0.27)	$0.29	$(0.36)

Weighted average diluted shares outstanding	82,088	80,877	81,619	80,791
See notes to results of operations.
Net income (loss) per share amounts may not foot since each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our 60 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 13 CW affiliates - five on full power stations and eight on multicast; two MyNetworkTV affiliates; two independent stations and nine additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.

Our National Media segment includes our collection of national brands. Our national brands include Katz, Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Local Media	$403,769	$252,392	60.0%	$1,002,320	$692,494	44.7%
National Media	89,413	78,285	14.2%	260,835	231,937	12.5%
Other	80	180	(55.6)%	3,213	3,913	(17.9)%
Total operating revenues	$493,262	$330,857	49.1%	$1,266,368	$928,344	36.4%

Segment profit (loss):
Local Media	$144,561	$49,678		$232,798	$138,180	68.5%
National Media	12,138	9,727	24.8%	39,879	31,414	26.9%
Other	(1,566)	(1,270)	23.3%	(1,632)	(3,188)	(48.8)%
Shared services and corporate	(12,128)	(14,167)	(14.4)%	(43,705)	(43,444)	0.6%
Acquisition and related integration costs	(10,928)	(16,736)		(16,059)	(23,004)
Restructuring costs	—	(27)		—	(1,922)
Depreciation and amortization of intangible assets	(26,856)	(21,661)		(80,846)	(58,199)
Gains (losses), net on disposal of property and equipment	2,012	11		(728)	(306)
Interest expense	(21,387)	(26,537)		(70,184)	(53,476)
Defined benefit pension plan expense	(1,261)	(2,071)		(3,313)	(5,207)
Miscellaneous, net	1,488	2,042		1,050	1,611
Income (loss) from continuing operations before income taxes	$86,073	$(21,011)		$57,260	$(17,541)

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Core advertising	$151,488	$148,209	2.2%	$428,759	$401,351	6.8%
Political	96,375	5,038		128,463	8,033
Retransmission	152,069	95,174	59.8%	431,535	272,015	58.6%
Other	3,837	3,971	(3.4)%	13,563	11,095	22.2%
Total operating revenues	403,769	252,392	60.0%	1,002,320	692,494	44.7%
Segment costs and expenses:
Employee compensation and benefits	111,551	91,967	21.3%	326,071	249,668	30.6%
Programming	99,991	70,351	42.1%	303,514	192,824	57.4%
Other expenses	47,666	40,396	18.0%	139,937	111,822	25.1%
Total costs and expenses	259,208	202,714	27.9%	769,522	554,314	38.8%
Segment profit	$144,561	$49,678		$232,798	$138,180	68.5%

Operating results for our National Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Katz	$59,918	$55,546	7.9%	$181,602	$162,446	11.8%
Newsy	12,904	9,945	29.8%	34,627	29,718	16.5%
Triton	11,417	10,031	13.8%	32,219	30,395	6.0%
Other	5,174	2,763	87.3%	12,387	9,378	32.1%
Total operating revenues	89,413	78,285	14.2%	260,835	231,937	12.5%
Segment costs and expenses:
Employee compensation and benefits	17,886	16,424	8.9%	51,639	47,945	7.7%
Programming	31,443	30,198	4.1%	91,342	85,206	7.2%
Other expenses	27,946	21,936	27.4%	77,975	67,372	15.7%
Total costs and expenses	77,275	68,558	12.7%	220,956	200,523	10.2%
Segment profit	$12,138	$9,727	24.8%	$39,879	$31,414	26.9%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2020	As of December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$128,548	$32,968
Other current assets	434,982	509,683
Assets of discontinued operations	102,511	101,266
Assets held for sale	155,623	—
Total current assets	821,664	643,917
Investments	13,207	8,375
Property and equipment	349,709	370,378
Operating lease right-of-use assets	51,279	128,192
Goodwill	1,201,533	1,224,679
Other intangible assets	982,366	1,060,675
Programming (less current portion)	137,663	96,256
Deferred income taxes	8,372	12,306
Miscellaneous	20,334	17,079
TOTAL ASSETS	$3,586,127	$3,561,857

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$59,684	$28,441
Unearned revenue	34,510	10,704
Current portion of long-term debt	10,612	10,612
Accrued expenses and other current liabilities	183,482	239,548
Liabilities of discontinued operations	19,708	22,727
Liabilities held for sale	79,613	—
Total current liabilities	387,609	312,032
Long-term debt (less current portion)	1,900,861	1,904,418
Other liabilities (less current portion)	374,590	447,472
Total equity	923,067	897,935
TOTAL LIABILITIES AND EQUITY	$3,586,127	$3,561,857

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$63,973	$(17,334)	$39,263	$(14,856)
Income attributable to noncontrolling interest	—	(166)	—	(166)
Less income allocated to RSUs	(1,748)	—	(921)	—
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$62,225	$(17,500)	$38,342	$(15,022)
Denominator
Basic weighted-average shares outstanding	81,522	80,877	81,340	80,791
Effective of dilutive securities:
Restricted stock units	566	—	279	—
Diluted weighted-average shares outstanding	82,088	80,877	81,619	80,791

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the 2019 television station acquisitions have on our Local Media segment, and to provide meaningful period over period comparisons, we are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to present certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the acquired Cordillera and Nexstar-Tribune television stations’ historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps.
Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the performance of the Local Media segment. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media results across historical periods and providing a focus on the underlying ongoing operating performance of the segment.
The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisitions of the Cordillera and Nexstar-Tribune broadcast operations had occurred on January 1, 2019. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2020	2019	Change	2020	2019	Change

Segment operating revenues:
Core advertising	$151,488	$184,899	(18.1)%	$428,759	$552,189	(22.4)%
Political	96,375	5,497		128,463	9,137
Retransmission	152,069	109,381	39.0%	431,535	335,455	28.6%
Other	3,837	5,521	(30.5)%	13,563	16,440	(17.5)%
Total operating revenues	403,769	305,298	32.3%	1,002,320	913,221	9.8%
Segment costs and expenses:
Employee compensation and benefits	111,551	109,429	1.9%	326,071	326,321	(0.1)%
Programming	99,991	95,442	4.8%	303,514	273,882	10.8%
Other expenses	47,666	51,300	(7.1)%	139,937	154,331	(9.3)%
Total costs and expenses	259,208	256,171	1.2%	769,522	754,534	2.0%
Segment profit	$144,561	$49,127		$232,798	$158,687	46.7%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment with the 2019 television station acquisitions.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019

Local Media operating revenues, as reported	$403,769	$252,392	$1,002,320	$692,494
Cordillera TV stations acquisition	—	—	—	47,952
Nexstar-Tribune stations acquisition	—	59,450	—	195,478
Other revenue adjustments (1)	—	(6,544)	—	(22,703)
Local Media adjusted combined operating revenues	$403,769	$305,298	$1,002,320	$913,221

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019

Local Media segment profit, as reported	$144,561	$49,678	$232,798	$138,180
Cordillera TV stations acquisition	—	—	—	10,753
Nexstar-Tribune stations acquisition	—	5,993	—	32,457
Other revenue adjustments (1)	—	(6,544)	—	(22,703)
Local Media adjusted combined segment profit	$144,561	$49,127	$232,798	$158,687

(1) Primarily reflects reduced retransmission revenue from CW affiliates under Scripps retransmission agreements in effect during each period.